UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2016
Horsehead Holding Corp. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33658 (Commission File Number)	20-0447377 (IRS Employer Identification No.)
4955 Steubenville Pike, Suite 405 Pittsburgh, Pennsylvania 15205 (Address of principal executive offices, including zip code)
724-774-1020 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On July 11, 2016, Horsehead Holding Corp. (the “Company”), on behalf of itself and certain of its direct and indirect wholly-owned subsidiaries (together with the Company, the “Debtors”), entered into a Unit Purchase and Support Agreement (the “UPA”) with certain holders of claims against the Debtors that are listed therein as plan sponsors (collectively, the “Plan Sponsors”). The UPA was entered into in connection with the Debtors’ proposed Second Amended Joint Plan of Reorganization (the “Plan”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
Pursuant to the UPA, and subject to approvals, terms, and conditions set forth therein, upon emergence from Chapter 11, (i) the Company will issue units of limited liability company interests of the reorganized Company to the Plan Sponsors who will purchase such Plan Sponsor’s respective percentage of an aggregate amount equal to $160 million (the “Emergence Equity Units”), and (ii) the Plan Sponsors will have the right to elect, on or prior to July 29, 2016, to commit to purchase up to an additional $100 million units of limited liability company interests of the reorganized Company, with such commitment being exercisable at the election of the reorganized Company’s board of directors pursuant to the terms and subject to the conditions of the UPA, following the effectiveness of the Plan (the “Additional Capital Commitment Units”).
The UPA provides for the payment by the Company to the Plan Sponsors of a termination fee equal to $7,500,000 in the event the UPA is terminated under certain conditions set forth therein, including the failure to meet specific milestones. The Debtors have also agreed to pay certain fees and expenses of the Plan Sponsors.
Pursuant to the UPA and subject to the conditions set forth therein, the Company and the other Debtors and the Plan Sponsors have agreed to support and, in the case of the Plan Sponsors, vote their claims in favor of the Plan and to cooperate in completing the documentation of and effectuating the Plan. The Company and the other Debtors have further agreed not to solicit or engage in any discussions with third parties regarding an Alternative Transaction (as defined in the UPA), provided that, as more fully set forth therein, the UPA permits the Company's board of directors to negotiate unsolicited proposals for an Alternative Transaction that constitutes, or is reasonably likely to lead to or result in, a Superior Proposal (as defined in the UPA); provided that such agreements are subject in all respects to the Company’s and the Debtors’ rights and obligations pursuant to the Order (I) Extending the Debtors Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code and (II) Granting Related Relief entered on July 11, 2016 [Docket No. 1273] (the “Exclusivity Order”), including with respect to the Debtors’ rights to engage with any party that expresses an interest to acquire some, all, or substantially all of the Debtors’ assets and/or to fund a plan of reorganization, including any party directed to the Debtors by the Equity Committee and the Creditors’ Committee (each as defined in the Exclusivity Order).
Pursuant to the UPA and subject to the conditions set forth therein, the Company and the other Debtors have agreed to, jointly and severally, indemnify and hold harmless each Plan Sponsor and certain related parties from and against losses, claims, damages, liabilities and costs and expenses arising out of or in connection with the UPA, the Plan, the Chapter 11 proceedings, the recognition proceedings in Canada, and the transactions contemplated thereby. The UPA also includes customary representations of the parties; provided that pursuant to the UPA, Zochem, Inc., a Debtor, will have no liability to any person under or relating to the UPA.

The Debtors intend to seek Bankruptcy Court approval of the UPA. The Debtors’ obligations under the UPA are subject in all respects to the approval of the Bankruptcy Court.
The Emergence Equity Units and the Additional Capital Commitment Units, if issued, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not be transferable unless subsequently registered under the Securities Act or an exemption from registration is available. The Company does not intend to register the Emergence Equity Units and the Additional Capital Commitment Units. Moreover, the Emergence Equity Units and the Additional Capital Commitment Units, if any, will be subject to, and each holder thereof will be a party to, that certain Limited Liability Company Agreement of the reorganized Company to be entered into and effective immediately following the effectiveness of the Plan, a copy of the form of which is attached to the UPA. This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to purchase the Emergence Equity Units or the Additional Capital Commitment Units.
The foregoing description of the UPA does not purport to be complete and is qualified in its entirety by reference to the text of the UPA, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.
Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1
Unit Purchase and Support Agreement, dated as of July 11, 2016, by and among Horsehead Holding Corp., on behalf of itself and, as set forth therein, each of the other Debtors, and the Plan Sponsors party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 14, 2016	HORSEHEAD HOLDING CORP.

By: /s/ Robert D. Scherich
Name: Robert D. Scherich
Title: Vice President and Chief Financial Officer

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